EXHIBIT 4

                    CERTIFICATE OF DESIGNATION, PREFERENCES

                         AND RIGHTS OF PREFERRED STOCK

                                      OF

                                AIM GROUP, INC.

      AIM GROUP, INC., (the "Corporation") a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) thereof,

      HEREBY CERTIFIES:

      That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of Corporation, the Board of Directors by unanimous consent has adopted the following resolutions creating a series of 150,000 shares of preferred stock, par value $1.00 per share, designated as Series A Convertible Preferred Stock;

      RESOLVED, that pursuant to the authority granted to the Board of Directors by ARTICLE FOURTH, paragraph one of the Certificate of Incorporation of the Corporation, there is hereby created and the Corporation be and hereby is, authorized to issue 150,000 shares of a series of preferred stock designated "Series A Convertible Preferred Stock" and shall have, in addition to the terms set forth in the Certificate of Incorporation, the following terms, conditions, designation, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

      (1) DESIGNATION, PAR VALUE AND NUMBER. A total of 150,000 shares of authorized preferred stock of the Corporation are hereby constituted as a series of preferred stock, par value $1.00 per share, designated as the "Series A Convertible Preferred Stock" (hereinafter called "Series A Preferred Stock"). In accordance with the terms hereof, each share of Series A Preferred Stock shall have the same relative rights as, and be identical in all respects with, each other share of Series A Preferred Stock.

      (2) DIVIDENDS. The holders of shares of Series A Preferred Stock shall be entitled to receive cash dividends only when and if declared by the Corporation's Board of Directors out of funds legally available for such purpose. Holders of the Series A Preferred Stock shall be entitled to receive dividends prior to and in preference to the holders of Common Stock and PARI PASSU with any other series of preferred stock issued by the Corporation. Unless declared by the Board of Directors, no dividends shall accrue or accumulate with respect to the Series A Preferred Stock.

      (3) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock and PARI PASSU with any other series of preferred stock issued by the Corporation, an amount equal to $2.50 per share, plus declared but unpaid dividends, if any (the "Liquidation Preference"). A merger or sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation or winding up of the Corporation for purposes of the Liquidation Preference. After payment in full of the Liquidation Preference, the Series A Preferred Stock shall not participate with the holders of the Common Stock or any other series of subordinated or participating preferred stock hereafter issued by the Corporation in the distribution of any remaining assets of the Corporation upon any liquidation, dissolution or winding of the Corporation.

      (4) CONVERSION RIGHTS. (a) The Series A Preferred Stock shall at any time prior to the payment or declaration of a Liquidation Preference be convertible at the option of the holder into such number of shares of Common Stock of the Company as is obtained by multiplying the number of shares of Series A Preferred Stock to be converted by $2.50 per share and dividing the result by the initial conversion price of $2.50 per share (the "Initial Conversion Price"). Subject to the anti-dilution adjustments described in the following sentence, each share of Series A Preferred Stock is initially convertible into one share of Common Stock. The Initial Conversion Price of the Series A Preferred Stock will be subject to adjustment to reflect stock dividends, stock splits and reverse stock splits (the "Adjusted Conversion Price"). The Initial Conversion Price and the Adjusted Conversion Price are referred to collectively herein as the "Conversion Price." The Series A Preferred Stock will be subject to the mandatory conversion provision set forth in paragraph 6 below.

            (b) If the Corporation shall issue or sell additional Common Stock or equivalents other than up to (i) 183,525 shares of Common Stock underlying the outstanding stock options previously issued to employees, consultants, directors or advisors in accordance with resolutions, arrangements, contracts or plans adopted by the Corporation's Board of Directors; (ii) 89,000 shares of Common Stock underlying the remaining options under the Corporation's 1997 Incentive Stock Option Plan; and (iii) 500,000 shares underlying the Corporation's $1,050,000 principal amount of outstanding Series A Convertible Notes at a purchase price less than the Conversion Price, then such Conversion Price shall be adjusted downward to equal (on a weighted-average basis) such issuances of additional shares at prices less than the applicable Conversion Price.

            (c) Each conversion of shares of Series A Preferred Stock shall be effected by the surrender to the Corporation of the certificate or certificates representing the shares to be converted, duly endorsed or assigned in blank, with signatures guaranteed if reasonably requested by the Corporation, at the principal office of the Corporation (or such other office or agency of the Company as the Corporation may designate in writing to the holder or holders of the Series A Preferred Stock) at any time during its usual business hours, and by the giving of written notice by the holder of such Series A Preferred Stock stating that such holder desires to convert all or a stated number of the shares of Series A Preferred Stock represented by such certificate or certificates into Common Stock, which notice will also state the name or names (with addresses) and denominations in which the certificate or certificates for the Common Stock are to be be issued and will include instructions for delivery thereof.

            (d) Promptly after such surrender and the receipt of such written notice and statement, the Corporation shall issue and deliver in accordance with such instructions the certificate or certificates for the Common Stock issuable upon such conversion. In addition, the Corporation shall deliver to the converting holder a certificate representing any portion of the shares of Series A Preferred Stock which had been represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of such Series A Preferred Stock (or specified portion thereof), as such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

            (e) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as provided in this paragraph(4), such number of shares of Common Stock as are then issuable upon the conversion of all then outstanding shares of Series A Preferred Stock into shares of Common Stock hereunder. Notwithstanding the foregoing, if, at any time, there shall be an insufficient number authorized or treasury shares of Common Stock available for issuance upon conversion of Series A Preferred Stock, the Company shall take all action necessary to propose and recommend to the stockholders of the Corporation that its Certificate of Incorporation be amended to authorize additional shares of Common Stock in an amount sufficient to provide adequate reserves of shares for issuance upon conversion, including the diligent solicitation of votes and proxies to vote in favor of such an amendment. All shares of Common Stock which are issuable upon conversion hereunder will, when issued, be duly and validly issued, fully paid and nonassessable.

            (f) The issuance of certificates for shares of Common Stock upon conversion of shares of Series A Preferred Stock shall be made without charge to any original holder of any shares of Series A Preferred Stock for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such conversion and the related issuance of Common Stock; provided that the Corporation will not be required to pay any such taxes or costs which may be payable in respect of any such conversion by any other person or in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the registered holder of the shares converted. The Corporation shall not close its books against the transfer of any shares of Series A Preferred Stock or Common Stock in a manner which would interfere with the conversion of Series A Preferred Stock.

      (5) REDEMPTION PROVISIONS. (a) In the event the Corporation consummates the sale of at least $2,100,000 of Common Stock in connection with a private offering of Common Stock on or before June 30, 1999, the Corporation shall, within 30 days after the consummation of the sale of such Common Stock, offer to redeem the Series A Preferred Stock on the following terms: The redemption price for each 100 shares of Series A Preferred Stock shall consist of (i) the payment of $250.00; and (ii) the issuance of a number of shares of Common Stock equal to the greater of (a) 50 shares of Common Stock or (b) the number of shares of Common Stock having a market value, based on the average closing sale prices of the Common Stock on the Vancouver Stock Exchange for the prior 10 consecutive trading days, equal to $125.00. The holders of the Series A Preferred Stock shall have the right to reject any such redemption offer.

            (b) In the event the Corporation shall offer to redeem any shares of Series A Preferred Stock, notice of such offer shall be given by first class mail, postage prepaid, mailed not less than 30 or more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: the redemption date; the number of shares of Series A Preferred Stock to be redeemed; and the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Upon acceptance by the holder of the offer of redemption and surrender in accordance with such notice of the certificates for any shares redeemed, the shares shall be redeemed by the Corporation at the redemption price aforesaid.

            (c) The Corporation shall not be required to establish any sinking or retirement fund with respect to the shares of Series A Preferred Stock.

            (d) All shares of Series A Preferred Stock redeemed by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued subject to the terms of the Certificate of Incorporation.

      (6) MANDATORY CONVERSION. If the Corporation's offer to redeem the Series A Preferred Stock pursuant to paragraph (5) above is rejected by a holder thereof, the Corporation shall thereafter have the right to require such holder to convert such holder's shares of Series A Preferred Stock at the Conversion Price in the event the closing sale prices of the Common Stock on the Vancouver Stock Exchange for a period of any 10 consecutive trading days are equal to or in excess of $6.00 per share.

      (7) VOTING RIGHTS. The holders of the Series A Preferred Stock shall be entitled to vote on an as-converted basis with the holders of the Common Stock on all matters to be voted upon by the stockholders of the Corporation, and shall also be entitled to vote separately as a class if necessary and to the extent provided by law.

      (8) REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of the Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation, at the request of the record holder of such certificate, shall execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form as to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance, unless such issuance is made in connection with a transfer of Series A Preferred Stock, in which case the transferring holder shall pay all taxes arising from such transfer.

      (9) REPLACEMENT. Upon receipt of an affidavit of the registered holder, or such other evidence reasonably satisfactory to the Corporation, of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonable satisfactory to the Corporation, or in the case of any such mutilation, upon surrender of such certificate, the Corporation shall, at its expense execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate.

      IN WITNESS WHEREOF, AIM Group, Inc. has caused this certificate to be duly executed this 30th day of December 1998.

                                              AIM GROUP, INC.

                                              /s/PAUL R. ARENA
                                              ----------------
                                              Paul R. Arena
                                              Chairman of the Board, Chief
                                               Executive Officer and President

Attest:  /s/LEIGH S. ZOLOTO
         ------------------
         Leigh S. Zoloto
         Secretary